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                                                                    EXHIBIT 99.1

                                                                    News Release

FOR FURTHER INFORMATION:
John Roberson                               Fred Nachman
Media Relations                             Marjan Communications Inc.
(248) 644-7110                              (312) 867-1771


FOR IMMEDIATE RELEASE



                     MALAN REALTY INVESTORS ANNOUNCES FINAL
                      COURT RULING IN FORMER CEO'S LAWSUIT


         BINGHAM FARMS, MICH., JANUARY 15, 2004 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), announced today that the Michigan Supreme Court had denied its request to reconsider a previous decision upheld by the Michigan Court of Appeals in a lawsuit filed by Malan's former president and chief executive officer.

         The Court of Appeals had previously upheld a decision by the Circuit Court in Oakland County, Michigan that granted judgment in favor of former Malan President and CEO Anthony S. Gramer in a lawsuit involving an alleged breach of his employment contract by the company. The decision by the Supreme Court denying Malan's appeal effectively upholds the lower courts' rulings and requires the company to pay Gramer a lump-sum payment of approximately $1.04 million as well as interest and certain other court costs. Malan previously recorded a liability on its books of $1.4 million in the event of an unfavorable decision by the court. The company estimates the actual payment to Gramer will be made in the first quarter of 2004 and will be approximately equal to the reserve on the books.





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         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 27 properties located in eight states that contains an aggregate of approximately 2.2 million square feet of gross leasable area.

         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute the plan of liquidation, expenses incurred during the liquidation period, the company's ability to retire or refinance its indebtedness as it comes due, its success in selling assets, the changing market conditions affecting the sale prices of its properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, economic downturns, leasing activities, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, other risks associated with the commercial real-estate business, and other concerns as detailed in the company's filings from time to time with the Securities and Exchange Commission.

News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.



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